Exhibit 99.1

NEWS RELEASE

Contact: Investor Relations

708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports First Quarter 2014 Results

and Enters Into New $1.2 Billion Financing Structure

HIGHLIGHTS

•	First quarter adjusted EPS increased 8.1% from prior year to $0.80 in 2014

•	Total net sales grew 14.6%, driven by acquisitions; All segments posted improvement

•	North American Retail Grocery volume/mix grew 5.9% in the first quarter

•	Company reaffirmed full year guidance of adjusted earnings per share of $3.50-$3.60

•	TreeHouse entered into new $1.2 billion credit facility consisting of $900 million revolving credit facility and $300 million term loan

Oak Brook, IL, May 8, 2014 — TreeHouse Foods, Inc. (NYSE: THS) today reported first quarter earnings of $0.38 per fully diluted share compared to $0.62 per fully diluted share reported for the first quarter of last year. The Company reported that adjusted earnings per share increased 8.1% in the first quarter to $0.80 compared to $0.74 in the prior year, excluding the items described below.

The Company’s 2014 first quarter results included four items noted below that affected the year-over-year quarterly comparison. The first item is a $0.32 per share expense related to the refinancing of the Company’s high yield notes. The second item is a $0.05 per share expense for acquisition, integration and related costs. The third item is a $0.03 per share loss on the foreign currency translation of an intercompany note. The last item is a $0.02 per share expense related to the previously announced restructuring of the Company’s soup operations.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended
	March 31

	2014	2013

	(unaudited)
Diluted EPS as reported	$0.38	$0.62
Debt refinancing costs	0.32	—
Acquisition, integration and related costs	0.05	—
Foreign currency loss on translation of intercompany note	0.03	—
Restructuring/facility consolidation costs	0.02	0.14
Mark-to-market adjustments	—	(0.02)

Adjusted EPS	$0.80	$0.74

“We are off to an excellent start in 2014,” said Sam K. Reed, Chairman, President and Chief Executive Officer. “Our first quarter double-digit sales growth exceeded our expectations and reflects strong private label performance, particularly in the traditional supermarket channel; continued expansion of our single serve beverage platform; as well as the contributions from the Cains Foods and Associated Brands acquisitions. Despite the negative impact of both the Canadian exchange rate and the carryover of unfavorable manufacturing variances in the quarter, I am very proud of the progress we have made and the focus our operating team has demonstrated in simplifying our operations, generating distribution system savings and delivering value for our customers.”

Adjusted operating earnings before interest, taxes, depreciation, amortization, and non-cash stock based compensation, or Adjusted EBITDA (reconciliation to net income, the most directly comparable GAAP (generally accepted accounting principles in the United States) measure, appears on the attached schedule), was $80.6 million in the first quarter, a 4.9% increase compared to the prior year. Adjusted EBITDA was higher due to the acquisitions of Cains Foods and Associated Brands.

Net sales for the first quarter totaled $618.9 million compared to $540.1 million last year, an increase of 14.6% largely due to sales from acquisitions (Cains Foods and Associated Brands) and improved volume/mix, partially offset by unfavorable foreign exchange. Compared to last year, sales in the first quarter for the North American Retail Grocery segment increased 17.2%, sales for the Food Away From Home segment increased 8.4%, and sales for the Industrial and Export segment increased 7.8%.

Total reported gross margins increased to 21.5% in the first quarter this year from 21.1% last year. The increase was mainly due to favorable sales mix, partly offset by lower margins from Cains Foods and Associated Brands, and the impact of unfavorable foreign exchange.

Selling, distribution, general and administrative expenses were $71.8 million for the first quarter, an increase of 19.9% from $59.9 million last year. The increase was in line with management’s expectations, and was due primarily to additional expenses associated with the Cains Foods and Associated Brands acquisitions and higher staffing levels.

Other expense was $30.3 million for the first quarter, an increase of $19.2 million from $11.0 million last year. The increase was driven by the redemption of the Company’s $400 million 7.75% high yield notes due 2018 (the “2018 Notes”) by issuing new $400 million 4.875% high yield notes due 2022. In connection with the extinguishment of the 2018 Notes, the Company incurred a loss of $16.7 million. The remainder of the increase was due to the impact of foreign exchange rates.

Income tax expense decreased in the first quarter to $5.7 million. The Company’s first quarter effective income tax rate decreased to 28.5% from the 2013 first quarter rate of 31.1% due to the settlement of unrecognized tax benefits associated with the Company’s 2011 examination by the United States Internal Revenue Service.

Net income for the first quarter totaled $14.3 million compared to $23.0 million last year.

SEGMENT RESULTS

The Company has three reportable segments:

1.	North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada. These products include non-dairy powdered creamers; sweeteners; condensed, ready to serve and powdered soups, broths and gravies; refrigerated and shelf stable salad dressings and sauces; pickles and related products; salsa and Mexican sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks; single serve hot beverages; specialty teas; hot and cold cereals; baking and mix powders; macaroni and cheese; and skillet dinners.

2.	Food Away From Home – This segment sells non-dairy powdered creamers; sweeteners; pickles and related products; Mexican sauces; refrigerated and shelf stable salad dressings; aseptic products; hot cereals; powdered drinks; and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.	Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers; baking and mix powders; pickles and related products; refrigerated and shelf stable salad dressings; Mexican sauces; soup and infant feeding products; hot cereals; powdered drinks; single serve hot beverages; and specialty teas. Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs, such as freight to customers, commissions, and direct selling and marketing expenses. Indirect sales and administrative expenses, including restructuring charges and other corporate costs, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the first quarter increased 17.2% to $452.4 million from $386.1 million during the same quarter last year, driven by a 12.2% increase from acquisitions and a 5.9% increase in volume/mix, partially offset by the unfavorable impact from foreign exchange. The Company posted volume gains in the beverages (predominantly single serve hot beverages) and Mexican sauces categories that were offset by volume decreases in cereals, pickles, soup and salad dressings. The volume/mix increase was driven in large part by the continued success of the single serve hot beverages program. Direct operating income margin in the first quarter decreased from 17.0% in 2013 to 16.6% in 2014 due to the inclusion of higher cost of sales from the Cains Foods and Associated Brands businesses and an unfavorable impact of foreign exchange.

Food Away From Home segment net sales for the first quarter increased 8.4% to $88.7 million from $81.8 million during the same quarter last year, due to an 11.3% increase from acquisitions, partly offset by a 2.3% decrease in volume/mix and unfavorable foreign exchange. The volume/mix decline was primarily in the aseptic and pickles categories, and was partially offset by growth in the beverages category (primarily single serve hot beverages). Direct operating income margin in the first quarter decreased from 13.4% in 2013 to 10.7% in 2014 due to the impact of lower margin sales from the Cains Foods and Associated Brands acquisitions, operational inefficiencies at several legacy plants and the unfavorable impact of foreign exchange.

Industrial and Export segment net sales for the first quarter increased 7.8% to $77.8 million from $72.2 million during the same quarter last year, largely driven by a 12.9% increase from acquisitions, offset in part by a 4.0% decrease in volume/mix and slightly negative pricing. Direct operating income margin in the first quarter also increased from 17.3% in 2013 to 19.3% in 2014 primarily due to favorable sales mix, partially offset by the inclusion of higher cost of sales from the Cains Foods and Associated Brands businesses.

REFINANCING ACTIVITIES

On May 6, 2014, TreeHouse Foods entered into a new $1.2 billion financing structure, consisting of (i) a new $900 million unsecured revolving credit facility that replaces the Company’s $750 million revolving credit facility under its prior credit agreement and (ii) a new $300 million, seven year term loan, the proceeds of which, together with a draw on the new revolving credit facility at closing, were used to repay in full amounts outstanding under the Company’s prior credit agreement. The covenants and other material terms and conditions of the new term loan and the new revolving credit facility are substantially similar to those under the Company’s prior credit agreement.

OUTLOOK FOR 2014

The Company reiterated its expectation of adjusted earnings per share growth of 10%-13% to $3.50 to $3.60 in 2014, before considering accretion from the recently announced Protenergy Natural Foods acquisition. The Company previously announced that the Protenergy acquisition is expected to add $0.05 to $0.07 to 2014 earnings, and $0.11 to $0.14 to calendar year 2015 earnings. The 2014 earnings are the Company’s best estimates at this time, subject to the timing of the transaction close and finalization of asset valuation work on goodwill and amortization of intangibles. The Company will confirm a final range of 2014 earnings accretion during its second quarter earnings call in early August.

With regard to the outlook for the year, Mr. Reed said, “2014 holds a great deal of promise for us. Our operating teams remain focused on the business, while our corporate development team is energized and continues to evaluate opportunities, given the strength of the acquisition environment. Our appetite for deals remains robust. Most recently, we increased our acquisition capacity through the combination of a new term loan and a larger revolving credit facility, and as a result, we have improved our financial wherewithal to continue expanding our private label portfolio.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with items such as acquisition, integration and related costs, or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents adjusted net income before interest expense, income tax expense, depreciation and amortization expense, and non-cash stock based compensation expense. Adjusted EBITDA is a performance measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. A full reconciliation table between reported net income for the three month periods ended March 31, 2014 and 2013 calculated according to GAAP and Adjusted EBITDA is attached. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s first quarter earnings will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels. Its major product lines include non-dairy powdered creamer and sweeteners; condensed, ready to serve and powdered soups; refrigerated and shelf stable salad dressings and sauces; powdered drink mixes; single serve hot beverages; specialty teas; hot and cold cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; and other food products including aseptic sauces and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2013 and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended
	March 31

	2014	2013

	(unaudited)
Net sales	$618,903	$540,110
Cost of sales	485,912	425,938

Gross profit	132,991	114,172
Operating expenses:
Selling and distribution	38,017	32,402
General and administrative	33,768	27,473
Amortization expense	10,034	8,499
Other operating expense, net	873	1,418

Total operating expenses	82,692	69,792

Operating income	50,299	44,380
Other expense (income):
Interest expense	10,873	12,778
Interest income	(168)	(678)
Loss (gain) on foreign currency exchange	2,951	(361)
Loss on extinguishment of debt	16,685	—
Other income, net	(85)	(713)

Total other expense	30,256	11,026

Income before income taxes	20,043	33,354
Income taxes	5,721	10,380

Net income	$14,322	$22,974

Weighted average common shares:
Basic	36,682	36,301
Diluted	37,665	37,234

Net earnings per common share:
Basic	$0.39	$0.63
Diluted	$0.38	$0.62

Supplemental Information:
Depreciation and Amortization	$27,006	$26,884
Stock-based compensation expense, before tax	$4,180	$3,418

Segment Information:
North American Retail Grocery
Net Sales	$452,403	$386,081
Direct Operating Income	$75,090	$65,588
Direct Operating Income Percent	16.6%	17.0%

Food Away From Home
Net Sales	$88,673	$81,813
Direct Operating Income	$9,488	$10,982
Direct Operating Income Percent	10.7%	13.4%

Industrial and Export
Net Sales	$77,827	$72,216
Direct Operating Income	$15,046	$12,460
Direct Operating Income Percent	19.3%	17.3%

The following table reconciles the Company’s net income to adjusted EBITDA for the three months ended March 31, 2014 and 2013:

TREEHOUSE FOODS, INC.

RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA

(In thousands)

	Three Months Ended
	March 31

	2014	2013

	(unaudited)
Net income as reported	$14,322	$22,974
Interest expense	10,873	12,778
Interest income	(168)	(678)
Income taxes	5,721	10,380
Depreciation and amortization (1)	23,779	21,377
Stock-based compensation expense	4,180	3,418
Foreign currency loss on translation of intercompany note (2)	1,812	—
Mark-to-market adjustments (3)	(117)	(773)
Acquisition, integration and related costs (4)	2,562	—
Debt refinancing costs (5)	16,759	—
Restructuring/facility consolidation costs (6)	867	7,348

Adjusted EBITDA	$80,590	$76,824

(1)	Depreciation and amortization excludes $3.2 million of accelerated depreciation charges included in the acquisition, integration and related costs line of the Adjusted EBITDA reconciliation for the three months ended March 31, 2014. Depreciation and amortization excludes $5.5 million of accelerated depreciation charges included in the restructuring/facility consolidation costs line of the Adjusted EBITDA reconciliation for the three months ended March 31, 2013.
(2)	Foreign currency loss on translation of cash and notes included in Loss (gain) on foreign currency exchange totaled $1.8 million for the three months ended March 31, 2014.
(3)	Mark-to-market adjustments included in Other income, net totaled ($0.1) million and ($0.8) million for the three months ended March 31, 2014 and 2013, respectively.
(4)	Acquisition, integration and related costs included in General and administrative expense and Other income, net totaled $1.0 million for the three months ended March 31, 2014. Acquisition, integration and related costs included in cost of sales totaled $1.6 million for the three months ended March 31, 2014.
(5)	Debt refinancing costs included in Loss on extinguishment of debt totaled $16.7 million for the three months ended March 31, 2014. Debt refinancing costs included in General and administrative expense totaled $0.1 million for the three months ended March 31, 2014.
(6)	Restructuring/facility consolidation costs included in Other operating expense, net totaled $0.9 million for the three months ended March 31, 2014. Restructuring/facility consolidation costs included in Cost of sales totaled $5.9 million for the three months ended March 31, 2013. Restructuring/facility consolidation costs included in Other operating expense, net totaled $1.4 million for the three months ended March 31, 2013.

The following table presents the Company’s change in net sales by segment for the three months ended March 31, 2014 vs. 2013:

Three months ended March 31, 2014:

	North American	Food Away	Industrial
	Retail Grocery	From Home	and Export
	(unaudited)	(unaudited)	(unaudited)
Volume/mix	5.9%	(2.3)%	(4.0)%
Pricing	0.3	0.4	(0.9)
Acquisition	12.2	11.3	12.9
Foreign currency	(1.2)	(1.0)	(0.2)

Total change in net sales	17.2%	8.4%	7.8%